Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2015 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Molson Coors Brewing Company, which appears in Molson Coors Brewing Company’s Annual Report on Form 10-K for the year ended December 31, 2014.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
January 26, 2016